Exhibit 16.1

BDO Seidman, LLP

Certified Public Accountants and Consultants

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to item 4.01(a) of Form 8-K for the event that occurred on February 12, 2007, to be filed by our former client, Terra Nova Acquisition Corporation (currently ClearPoint Business Resources, Inc.). We agree with the statements made in response to that item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP

BDO SEIDMAN, LLP

February 12, 2007